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                                                                  Exhibit 10(gg)

CONFIDENTIAL TREATMENT - Asterisked material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                               MARKETING AGREEMENT

         THIS MARKETING AGREEMENT (the "Agreement") by and between Chopper Corporation, a Delaware corporation, and First Data Corporation, a Delaware corporation, is made this ___ day of , ____.

                                   BACKGROUND

         WHEREAS, FDC, Chopper and certain other Persons are parties to an Agreement and Plan of Merger and Contribution Agreement, dated as of February 15, 2000 (the "Merger Agreement"), and upon the consummation of the transactions contemplated by the Merger Agreement, including the contribution of the Tank Entities (as defined in the Merger Agreement) to Chopper pursuant to the Tank Contributions (as defined in the Merger Agreement), Chopper and FDC desire to begin a long term relationship through which the parties, INTER ALIA, leverage their existing assets and relationships to provide products and services to each other and to cross market and cross promote each other's products and services, all upon the terms and conditions set forth herein; and

         WHEREAS, FDC has previously entered into a covenant not to compete with the Tank Entities and Chopper and FDC desire to amend, restate and confirm FDC's pre-existing covenant not to compete with the Tank Entities.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the definitions indicated below, and shall be equally applicable to the singular and plural forms. Any agreement (including this Agreement) referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof. When a reference is made in this Agreement to an article, section, schedule or exhibit, such reference shall be to an article, section, schedule or exhibit of this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

1.1      "AAA" shall have the meaning set forth in Exhibit 13.9(a).

1.2 "Active Consumer" shall mean, with respect to an Aggregation Service Company, a Consumer who pays at least one Household Bill during the applicable calendar month using such Aggregation Service Company; provided, however, that such Consumer shall not be considered an Active Consumer in any calendar month if the sole Household Bill paid by the Consumer during the applicable month is a Household Bill paid to an




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         Affiliate of the Aggregation Service Company (such excluded Consumer being an "Excepted Consumer").

1.3 "Affiliate" of a Person shall mean any corporation, partnership, joint venture, limited liability company or other entity in which such Person
         (a) Beneficially Owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, only so long as such Beneficial Ownership continues, (b) is a general partner, only so long as such Person remains a general partner or (c) is a managing member, only so long as such Person remains a managing member.

1.4 "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

1.5      "Aggregation Service Company" shall have the meaning set forth in
         Section 3.1.

1.6 "Alliance" shall mean any venture (in any form, including in corporate, partnership or limited liability company form) or contractual alliance now or hereafter entered into between FDC (or any of its Affiliates) and one or more third parties pursuant to which the third party venturer has the contractual or other legal right to block major business and/or corporate actions by such venture.

1.7 "Beneficially Own" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to "Beneficially Own" all securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time (and without any additional condition) (and such ownership may be referred to herein as "Beneficial Ownership").

1.8 "Bill" shall mean a bill presented to a Consumer for products sold, leased, rented or licensed or services rendered.

1.9 "Bill Presentment and Payment Service" shall mean an Interactive Service by which the user is presented with a bill for goods or services together with a means to pay or order payment of that bill.

1.10     "Change of Control" shall mean any of the following with respect to
         Chopper: (a) the acquisition either directly or indirectly, by any third Person of the Beneficial Ownership of more than thirty percent (30%) of the capital stock regularly entitled to vote on all matters subject to stockholder vote (the foregoing shall not include a transaction in which a holding company is used and the stockholders of the original company own at least 70% of the stock of the holding company after such transaction); (b) any merger, consolidation or other business combination or transaction whereby the stockholders of Chopper immediately prior to the effective date of such merger, consolidation or other business combination or transaction cease to own at least seventy percent (70%) of the capital stock of the surviving entity (or its 100% controlling parent) regularly entitled to vote on all matters subject to stockholder vote following such merger, consolidation or other business combination or transaction; or (c) the transfer to any Person who is not a party to


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         this Agreement of all or substantially all of the assets of Chopper or any of its Affiliates, as applicable.

1.11 "Chopper" shall mean Chopper Corporation, a Delaware corporation, and its permitted successors and permitted assigns.

1.12     "Chopper Indemnified Persons" shall have the meaning set forth in
         Section 9.2.

1.13 "Client" means clients of FDC and its Affiliates and other third Persons, excluding the Top Billers.

1.14 "Chopper Patents" shall mean any and all patents that Chopper or any of its Affiliates has rights to assert during the term of this Agreement.

1.15     "Confidential Information" shall have the meaning set forth in
         Section 7.1.

1.16     "Consumer" shall have the meaning set forth in Section 3.1.

1.17 "DDA" shall mean a demand deposit account with a financial institution.

1.18 "Dispute" shall mean any and all disputes, controversies and claims between the parties arising from or in connection with this Agreement or the relationship of the parties under this Agreement, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise.

1.19 "Effective Date" shall mean the date of the consummation of the transactions contemplated by the Merger Agreement.

1.20 "Existing Alliance" shall mean an Alliance of FDC or any of its Affiliates existing on the date hereof.

1.21 "Expense Savings" shall mean the savings realized or achieved by Chopper and its Affiliates (i) that result from its use of FDC's or its Affiliates' products and services and (ii) that result from its use of products and services used or resold by FDC or its Affiliates and provided by third party vendors or suppliers, which products or services are purchased by, through or through arrangements made by, FDC or its Affiliates. It being understood that notwithstanding the foregoing, Expense Savings include any relative reduction in costs associated with payment processing, customer service and exemption processing/handling.

1.22     "Fees" shall have the meaning set forth in Section 3.2(a).

1.23     "Fifth Year Monthly Minimum" shall have the meaning set forth in
         Section 3.2(e).

1.24     "First Year Minimum" shall have the meaning set forth in
         Section 3.2(a).

1.25     "Fourth Year Monthly Minimum" shall have the meaning set forth in
         Section 3.2(d).



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1.26     "FDC" shall mean First Data Corporation, a Delaware corporation, and its permitted successors and permitted assigns.

1.27     "FDC Business Services" shall have the meaning set forth in
         Section 3.1.

1.28     "FDC Indemnified Persons" shall have the meaning set forth in
         Section 9.1.

1.29 "Future Alliance" shall mean an Alliance of FDC or any of its Affiliates entered into after the date hereof.

1.30     "Household Bills" shall have the meaning set forth in Section 3.1.

1.31     "Infringement Claims" shall have the meaning set forth in
         Section 9.1(a).

1.32 "Integrated Interactive Bill Payment System" shall have the meaning set forth in Section 3.1.

1.33 "Interactive Service" means a service accessed with electronic devices (whether now known or hereafter developed) that devices allow the user to view information and respond with additional information. Such devices include, without limitation, computers, personal digital assistants, "screen" telephones, and Internet-enabled televisions.

1.34 "Internet Site" means a Uniform Resource Locator (URL), or group of URLs which are designed to be perceived by the user as being operated by, or on behalf of, a single commercial business entity.

1.35     "Losses" shall have the meaning set forth in Section 9.1 .

1.36     "Losses and Expenses" shall have the meaning set forth in
         Section 10.1.

1.37 "Merchant Acquiring Services" shall mean the provision of any of the following services or products, directly or indirectly, to merchants in respect of Transaction Cards: (i) the authorization and capture of transactions, (ii) the submission of such transactions for interchange settlement or other settlement, (iii) the preparation of statements or reports based on such transactions, chargebacks and other exception items (including by electronic access), (iv) the provision of customer service or other back office services in respect of any of such transactions, (v) the sale, lease or rental of point of sale (POS) hardware relating to any of the foregoing and (vi) clearing and settlement services.

1.38 "Merger Agreement" shall have the meaning set forth in the second paragraph of this Agreement.

1.39 "Minimums" shall mean the First Year Minimum, Second Year Monthly Minimum, Third Year Monthly Minimum, Fourth Year Monthly Minimum or Fifth Year Monthly Minimum, as the case may be.


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1.40     "Monthly Consumer Bill Payment Ratio" shall mean, with respect to any
         Aggregation Service Company in a calendar month, an amount equal to (A) the total number of Household Bills paid by FDC and its Affiliates for such Aggregation Service Company excluding any Household Bills paid for Excepted Consumers, utilizing an Integrated Interactive Bill Payment System owned or operated by FDC or its Affiliates, using an Interactive Service during the applicable calendar month; divided by (B) the aggregate number of Active Consumers for such Aggregation Service Company during the applicable calendar month. For purposes of calculating the total number of Household Bills paid by FDC and its Affiliates, all of a Consumer's Household Bills paid in a single payment to a Single Payee shall count as a single Household Bill.

1.41 "Pay Anyone Service" shall mean an Interactive Service through which the user may make payment(s) from the user's DDA to any other Person without the need for the electronic presentment of a bill in connection with such payment, where the user enters the payment instructions including payment amount, source account, date of payment, payee, account number of payee (if any), and the Interactive Service accepts and completes the payment per the instructions.

1.42 "Payment Processing" shall mean the processing of any method a Person may now or hereafter use to pay an obligation, including Transaction Card, electronic check, Internet check, paper check, EFT, Automated Clearinghouse or wallet technology.

1.43     "Payee" shall have the meaning set forth in Section 3.1.

1.44 "Person" shall mean an individual, partnership, corporation, limited liability company, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

1.45     "Restricted Activity" shall have the meaning set forth in Section 3.1.

1.46 "Revenue Shortage" shall mean the amount by which the First Year Minimum, Second Year Monthly Minimum, Third Year Monthly Minimum, Fourth Year Monthly Minimum or Fifth Year Monthly Minimum (as applicable) is greater than the sum of the Fees and Expense Savings during the applicable monthly or twelve (12) month period.

1.47     "Second Year Monthly Minimum" shall have the meaning set forth in
         Section 3.2(b).

1.48     "Specified Processors" shall mean those entities identified in
         Schedule 1.48 and their Affiliates and their respective successors and assigns.

1.49     "Sponsor" shall have the meaning set forth in Section 3.1.

1.50 "Statement" shall mean a statement of account presented to a Consumer containing information about the Consumer's account.

1.51     "Term" shall have the meaning set forth in Section 5.


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1.52     "Third Year Monthly Minimum" shall have the meaning set forth in
         Section 3.2(c).

1.53     "Top Billers" shall mean each of the entities set forth in
         Schedule 1.37.

1.54 "Voting Stock" shall mean securities of a Person having the ordinary power to vote in the election of members of the board of directors or board of managers or equivalent governing body.

2.       Chopper Obligations.  As of the Effective Date and during the Term:

2.1      Payment Processing.

         (a) Chopper shall use and shall cause its Affiliates to use FDC and its Affiliates to provide all Payment Processing used by Chopper and its Affiliates; provided, however, that neither Chopper nor any of its Affiliates shall be required to use FDC and its Affiliates to provide Payment Processing if, in the reasonable business judgment of Chopper, Chopper or its Affiliates, as applicable, can obtain substantially similar Payment Processing on substantially the same terms offered by FDC and its Affiliates at an overall economic cost that is less than the overall economic cost FDC and its Affiliates offered to provide the same to Chopper and its Affiliates; provided, however, that "reasonable business judgment" may take into consideration the fact that FDC or its Affiliates offers a directly competing product or service offered by Chopper or any of its Affiliates and the use of FDC's or its Affiliates' product or service by Chopper or its Affiliates would either (i) allow FDC or its Affiliates to achieve substantial competitive benefits due to increased volume or (ii) provide FDC or its Affiliates with proprietary technology of Chopper and its Affiliates that provides FDC or its Affiliates with a substantial competitive advantage.

         (b) Notwithstanding Section 2.1(a), if Chopper or any of its Affiliates are able to obtain from a third Person substantially similar Payment Processing on substantially the same terms offered by FDC or its Affiliates at an overall economic cost that is less than the overall economic cost that FDC and its Affiliates offered to provide such Payment Processing to Chopper and its Affiliates, Chopper shall permit and shall cause its Affiliates to permit FDC and its Affiliates to provide such Payment Processing to Chopper and its Affiliates on overall terms that are at least as favorable as those offered by such third Person, in which case Chopper or its Affiliate, as applicable, shall obtain such services from FDC and its Affiliates.

         (c) FDC and its Affiliates shall offer to provide to Chopper and its Affiliates, in connection with the services Chopper is then offering to Aggregation Service Companies, Payment Processing of the type FDC and its Affiliates is then offering generally in the marketplace. In determining the price, level of service and other specific terms of the Payment Processing to be offered to Chopper and its Affiliates, FDC shall take into account (i) its then current equity interest in

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               Chopper, (ii) the anticipated volumes, any exclusivity
               arrangements and minimum revenue commitments either of the parties or their respective Affiliates are bound by, the marketing commitments involved and (iii) the terms and conditions of the current form of customer contract. If either Chopper or its Affiliates chooses to purchase such Payment Processing from FDC or its Affiliates, it shall execute FDC's current form of customer contract with appropriate terms and conditions.

         (d) To facilitate the provision of Payment Processing by FDC and its Affiliates to Chopper and its Affiliates, within 60 days following the Effective Date, and thereafter as FDC may reasonably request (but at least annually), Chopper and its Affiliates shall provide FDC and its Affiliates with such information as FDC may reasonably request relating to the then current and anticipated use of Payment Processing by Chopper and its Affiliates, including the specific terms of existing third-party contracts relating to Payment Processing (subject to any existing confidentiality requirements).

         (e) If Chopper shall breach this Section 2.1, the parties agree that FDC shall be entitled to 200% of any lost profits of FDC and its Affiliates.

2.2 Official Check. When commercially reasonable, Chopper and its Affiliates shall use FDC's product commonly known as Official Check in connection with the Pay Anyone Service. In connection therewith, Chopper shall enter into a customary processing agreement relating to the use of the Official Check product. For purposes of this Section 2.2, it shall be deemed commercially reasonable for Chopper and its Affiliates to use FDC's product commonly known as Official Check when, in the reasonable business judgement of Chopper, services of equal or superior quality as compared to the offerings of third Persons may be thereby obtained at an equal or lesser overall economic cost from FDC or its Affiliates than such third Person; provided, however, that "reasonable business judgment" may take into consideration the fact that FDC or its Affiliates offers a directly competing product or service offered by Chopper or any of its Affiliates and the use of FDC's or its Affiliates' product or service by Chopper or its Affiliates would either (i) allow FDC or its Affiliates to achieve substantial competitive benefits due to increased volume or (ii) provide FDC or its Affiliates with proprietary technology of Chopper and its Affiliates that provides FDC or its Affiliates with a substantial competitive advantage.

2.3 Covenant Not to Sue For Chopper Patents. Chopper hereby covenants not to sue or otherwise bring or assert any claim against FDC or any of its Affiliates that any service or product offered by FDC or any of its Affiliates infringe any Chopper Patent which is based upon or utilizes any intellectual property constituting works derivative of intellectual property licensed pursuant to the [Technology and Intellectual Property License Agreements], dated the date hereof, between FDC and Chopper and Missile and Chopper.



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3.       FDC Obligations. As of the Effective Date and during the Term (except as provided in Section 3.1):

3.1      Noncompete.

         (a) Subject to the exceptions set forth below, FDC agrees that, subject to Section 6, beginning on the Effective Date and for a period ending on the fifth anniversary of the Effective Date, (1) in no month will the Monthly Consumer Bill Payment Ratio of any Aggregation Service Company (including an Aggregation Service Company owned or operated by FDC), to which FDC or its Affiliates provides an Integrated Interactive Bill Payment System using an Interactive Service anywhere in the world, exceed three (the "Restricted Activity") or (2) neither FDC or its Affiliates shall acquire the Voting Stock of any Person conducting Restricted Activities.

         (b) An "Integrated Interactive Bill Payment System" is a combination of applications, databases and processing infrastructure which together, coupled with connectivity, provide the necessary intelligence to receive and convert Consumer payment instructions for online bill payments into credits (to a Payee DDA), debits (from a Consumer DDA) and exceptions, and which can be amended and corrected on a transaction-by-transaction basis as exceptions are processed and remediated. In order to be an Integrated Interactive Bill Payment System, the system also must have all of the following features:

               (1) A database utilized by FDC or its Affiliates in connection with an Integrated Interactive Bill Payment System that contains files with information regarding Sponsors. A "Sponsor" is a financial institution, personal financial management software provider, or internet site operator which offers electronic bill delivery and payment, or bill payment, electronically to its customers or patrons. A Sponsor file is consulted to determine connectivity, communications windows, or business rules influencing debit method with respect to a Sponsor.

               (2) A database utilized by FDC or its Affiliates in connection with an Integrated Interactive Bill Payment System that contains a database of files with information regarding Payees. A "Payee" is the receiver of payments, including both funds and remittance information. A Payee file must contain all of the following fields: (i) name; (ii) telephone numbers; (iii) preferred remittance method; (iv) bank account information; and (v) risk-related information.

               (3) A database utilized by FDC or its Affiliates in connection with an Integrated Interactive Bill Payment System that contains files with information regarding Consumers. A "Consumer" is an individual person (and shall not include small businesses, sole proprietorships, partnerships, corporations, limited liability companies, or other such entities) that is the



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                        holder of one or more bank accounts from which bills
                        are to be paid through the system. A Consumer file must contain all of the following fields: (i) name; (ii) address; (iii) unique alphanumeric identifier; (iv) bank account information; and (v) Payee files, including account numbers.

               (4) A system for recognizing disparities or anomalies in Payee account information submitted by and automatically makes appropriate corrections or changes;

               (5) A system for programmatically choosing a method of debit, among Automated Clearing House debit, or paper draft on the Consumer's account, through an arrangement with a Sponsor, and not as a result of choice by the Consumer, to obtain good funds, or other debit method, influenced by business rules and information contained in Sponsor, Payee, or Consumer files;

               (6) A system for programmatically choosing a method of credit, including both funds transfer and remittance information transmission among Automated Clearinghouse, e-Pay, RPS, Direct Send, Managed or Unmanaged paper check, paper draft, or other method, depending upon information contained in Consumer, Sponsor, or Payee files;

               (7) A system for determining the format of and formatting remittance information in a manner consistent with information contained in Payee files; and


               (8) A system for updating information contained in Payee, Sponsor, and Consumer files as a result of a payment which is initially rejected or returned, and reprocessing the payment.

               The parties recognize that activities that include one or more, but not all, of the foregoing components do not constitute an Integrated Interactive Bill Payment System, and that the provision of all the components set forth in (1) through (8) are required in order for a system to be considered an Integrated Interactive Bill Payment System.

         (c) "Household Bills" are defined as only those bills which have customarily been received at home by a Consumer through the United States Postal Service which seek payment for services or goods which have been provided in the past, or will be provided in the future, usually as part of an ongoing relationship between the Payee and the Consumer, or, as in the case of a credit card statement, as part of a credit relationship established in the past. Examples of Household Bills are utility bills, credit card bills, insurance bills, loan payments, magazine or newspaper subscriptions, and recurring home delivery of milk, bottled water, or other products or services such as gardening, home maintenance, or snow removal. Household Bills do not include requests for payment made in connection with a


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               non-recurring purchase of goods or services, such as purchases made over the Internet, through mail order or telephone order, nor do they include requests for payment which are made at a location which is open to the general public or which is a place of public accommodation. The term Household Bills does not include payments made to an individual from an individual other than in furtherance of a regularly-conducted business, trade, or profession by either of them (Person-to-Person Payments).

         (d) An "Aggregation Service Company" is an entity which itself provides to Consumers, or through an intermediary provides to Consumers, a service whereby electronic bills presented by more than three Single Payees may be accessed and paid at a single Internet Site, or through personal financial management client software used principally for accounting, investing, budgeting, maintaining or monitoring a Consumer's personal finances, with a single authentication procedure. An entity which provides an Internet Site which provides hyperlinks to multiple Internet Sites or URLs each operated by, hosted by, or established for, a Single Payee shall not be considered to be an Aggregation Service Company provided that payment is effectuated through the same initiation method and process as would be applied to payments effectuated on behalf of users who access the hyperlinked Internet Site or URL directly; provided, however, that solely with respect to hyperlinked URLs, such hyperlinked URLs do not appear to the Consumer to be under the same sponsor. A "Single Payee" is a business entity which (a) controls, is controlled by, or under common control of the entity represented at the site or
               (b) payees which voluntarily (or pursuant to governmental requirement) combine in a single Bill or Statement, Bills or Statements from one or more sources that are to be discharged by a single payment (e.g., a phone bill or credit card bill). FDC and its Affiliates shall be free to offer electronic billing and Payment Processing through Internet Sites and URLs offering billing from, or payment to, a Single Payee.


         (e) Notwithstanding the foregoing, nothing herein shall be construed as to prohibit FDC from offering business-to-business Payment Processing, or person-to-person Payment Processing whether through an Integrated Interactive Bill Payment System or otherwise.

         (f) FDC and its Affiliates may conduct Restricted Activities, provided, that:

               (1) FDC and its Affiliates limit the gross revenues derived solely from all such Restricted Activities to $50,000,000 per calendar year;

               (2)      Except as provided in Sections (h)(4), (h)(5),
                        (h)(6) and (h)(13), FDC pays to Chopper 25% of all gross revenues derived solely from the Restricted Activities, which payment shall be counted as Fees for purposes of Section 3.2; provided, however, that the maximum amount of any such payments which can be counted as Fees in any calendar year


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                        cannot exceed 50% of the sum of the Minimums required
                        to be generated for such year; and

               (3) FDC gives notice to Chopper and Chopper as soon as practicable after signing an agreement to engage in such activities.

         (g) Under no circumstances, however, shall FDC agree to construct or cause to be constructed, or operate, an Integrated Interactive Bill Payment System for [*].

         (h)   Nothing contained herein shall be interpreted to prohibit:


               (1) the development, sale, or licensing of stand-alone tools, productivity applications and/or client or server platforms, that can be used to facilitate aggregation by client software of Bills, Statements or payments;

               (2)      providing electronic Bills or Statements to any Person;

               (3) owning (i) not in excess of 20% in the aggregate of the Voting Stock of any Person (including a Person engaged in a Restricted Activity, but excluding any Existing Alliance or Future Alliance covered in Section 3.1(h)(6) or (h)(13)); or (ii) owning Voting Stock of Chopper; provided, however, that, with respect to clause (i), if the investment represents in excess of 10% of the Voting Stock of any such Person, then an amount equal to (A) FDC's or its Affiliates' percentage of Voting Stock, multiplied by (B) the gross revenues derived solely from the Restricted Activities of such investment, shall be included in gross revenues for purposes of clause (f)(1) of Section 3.1 (but none of such gross revenues shall be counted for purposes of calculating gross revenues for purposes of clause
                        (f)(2) of Section 3.1);

               (4) acquiring, and following such acquisition, actively engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in any Restricted Activity ("Competing Unit"), so long as on the date of such acquisition, not more than the lesser of 20% or $50,000,000 of the annual consolidated revenues of such business are derived solely from Restricted Activities; provided, however, that if FDC or any of its Affiliates acquire a Competing Unit, then the gross revenues derived solely from the Restricted Activities conducted by the Competing Unit shall be included in gross revenues for purposes of clause (f) of Section 3.1; provided, further, that if FDC or its Affiliates agree to divest of such Competing Unit in the manner set forth in clause (h)(5) of Section 3.1, then only 15% of the gross revenues derived solely from the Restricted Activities of the Competing Unit shall be included in gross revenues for purposes of clause
                        (f)(2) of Section 3.1 for so long as FDC and its


* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                        Affiliates are complying with clause (h)(5) of Section
                        3.1 (but none of such gross revenues shall be counted for purposes of calculating gross revenues for purposes of clause (f)(1) of Section 3.1);

               (5) acquiring and, following such acquisition, actively engaging in, any business that has a Competing Unit if on the date of such purchase more than the lesser of 20% or $50,000,000 of the consolidated revenues of such business are derived from a Restricted Activity so long as such business divests itself of the Competing Unit promptly after the date of such acquisition, and in no case greater than two years, accompanied by public announcement of the requirement to divest, so that on the date of such divestiture not more than the lesser of 20% or $50,000,000 of the consolidated revenues of such business are derived from Restricted Activities; provided, however, that with respect to any purchase intended to be treated for federal income tax purposes as a tax-free reorganization, no such divestiture shall be required until, in the reasonable opinion of FDC, such divestiture would no longer endanger the treatment for federal income tax purposes of such acquisition as a tax-free reorganization; provided, further, that for so long as FDC or any of its Affiliates holds a Competing Unit it is required to divest, then 15% of the gross revenues derived solely from the Restricted Activities conducted by the Competing Unit shall be included in gross revenues for purposes of clause
                        (f)(2) of Section 3.1 (but none of such gross revenues shall be counted for purposes of calculating gross revenues for purposes of clause (f)(1) of Section 3.1).

               (6) engaging in a Future Alliance, provided, that, subject to any applicable fiduciary obligation, FDC shall, and shall cause its Affiliates to, vote against, not support and oppose any proposal on the part of any Future Alliance to (A) acquire or invest in the Voting Stock of a business performing Restricted Activities, or (B) otherwise enter into a contract, arrangement or understanding with a Person engaged in Restricted Activities to engage in Restricted Activities, which, in the case of the Restricted Activities referred to in
                        (A) and (B), FDC would be prohibited from engaging in pursuant to this Section 3.1 during the applicable non-compete period; provided, however, that 15% of FDC's allocable share (which allocable share shall equal FDC's percentage ownership interest in the Future Alliance) of the gross revenues derived solely from the Restricted Activities conducted by such Alliance shall be included in gross revenues for purposes of clause
                        (f)(2) of Section 3.1 (but none of such gross revenues shall be included for purposes of calculating gross revenues for purposes of clause (f)(1) of Section 3.1);

               (7) performing any services pursuant to this Agreement or any other agreement entered into in connection with the performance of this Agreement;

               (8) providing a service or product where the electronic payment and presentment system is an ancillary feature of an electronic merchandising business offered, operated or supported by FDC or any of its Affiliates (e.g., an on-line shopping mall, etc.); provided that FDC or its Affiliates provide such payment and/or presentment services to purchasers only with respect to the services or products offered by such electronic merchandising business;

               (9) providing a service or product whereby payment and/or presentment can only be made at a physical location which is open to the general public or a place of public accommodation (e.g., grocery stores, check cashing locations or the post office);

               (10) providing a service or product for payment or presentment of taxes and fees to government entities;

               (11) providing an Interactive Service which is designed and marketed to provide for the last minute or emergency payment of Bills or Statements;

               (12) providing a payment gateway using proprietary software that enables the transmission of payment transaction information via the Internet for a Payee conducting business on the Internet or through mail order-telephone order, thereby allowing the Payee to process transactions electronically;

               (13) providing any service which FDC or its Affiliates is contractually obligated to provide to an Existing Alliance; provided, however, that 15% of FDC's allocable share (which allocable share shall equal FDC's percentage ownership interest in the Existing Alliance) of the gross revenues derived solely from the Restricted Activities conducted by such Alliance shall be included in gross revenues for purposes of clause
                        (f)(2) of Section 3.1 (but none of such gross revenues shall be included for purposes of calculating gross revenues for purposes of clause (f)(1) of Section 3.1);

               (14) providing an Integrated Interactive Bill Payment System that involves an interchange system (not created specifically for the aggregation and payment of Household Bills) of any kind to effectuate payment; and

               (15) providing payment related services in connection with an electronic wallet or password management product or service, including interfaces to any client software.

               Except as specifically set forth in this clause (h), none of the gross revenues generated from activities described in clauses (1) through (15) above shall be counted as gross revenues from Restricted Activities for purposes of clause (f) of Section 3.1.

         (i)   Nothing in this Agreement, including without limitation, this
               Section 3.1, shall be construed to prohibit FDC or any Affiliate of FDC from providing any FDC Business Services, including through Interactive Service, and none of the FDC Business Services shall be construed to constitute Restricted Activities. "FDC Business Services" means providing any of the following services (including any services supportive or ancillary to Restricted Activities):

               (1) issuing or processing of debit card, credit card, bank card, payment card, electronic benefit payment card, smart card, stored value card or other similar card (including an electronic equivalent) ("Transaction Cards") transactions and related products, services and systems, loan processing services and line-of-credit services;

               (2) issuing, origination, reconciliation, payment, processing, clearing, verification, guarantee, scoring or collection of any check (including electronic versions thereof), credit, debit and draft transactions, ATM transactions, Automated Clearinghouse transactions, electronic funds transfer transactions, Transaction Card transactions and recurring payment transactions, including any payment transaction branded by VISA, MasterCard, Discover, NOVUS, American Express or regional EFT network;

               (3) providing processing and other services in connection with electronic and/or paper bill, invoice, statement or notice presentment and payment services;

               (4)  official checks and money orders services;

               (5) money transfer services as presently constituted (including Western Union and Orlandi Valuta);

               (6) remittance processing, tax payment, payment instrument services and cash management services;

               (7) in store and other off-site retail location facility installments and related consulting services;

               (8) list services (including sale, licensing and list rental), database marketing services (including housing, storing, sorting, maintaining, enhancing and updating data), data processing services (including provision of merge/purge, address hygiene and data append services) and database information services (including provision of market segmentation, consumer profiling, modeling and demographic information services);

               (9) preparation and mailing (or other form of delivery, including electronic delivery) of bills, invoices, statements or notices;

               (10) messaging services, including the preparation, printing, facsimile or electronic transmission and/or mailing of letters or other communications and the preparation and telephonic delivery of pre-recorded voice messages;

               (11) automated voice response and call center services;

               (12) telephone check drafting, Automated Clearinghouse
                    origination or electronic funds transfer services whether originated or authorized over or through a telephone, the Internet or web-based connection (including through a virtual POS or other payment authorization interface) and the enrollment, authorization and confirmation services provided in connection therewith;

               (13) provision (whether by batch or transactional) of credit and collection services, analytic modeling and metric products or services (including various "scoring" products and services) relating to payment transactions (including by check and Transaction Card), credit worthiness, householding, profitability, customer services, collection effectiveness, retention, fraud, bankruptcy, settlement, payment and related services, transaction, account or performance and the provision of credit reports and other credit bureau services, account screening services and other credit reporting applications and check and Transaction Card acceptance, guarantee, scoring and collection services;

               (14) any activities seeking collection of amounts owed by a debtor, including telephone calls and written and other communications to a debtor;

               (15) processing of debit or credit transactions for deposit accounts;

               (16) employment screening, customer acquisition and address management services; and

               (17) Merchant Acquiring Services and services offered to
                    merchants, including in connection with the establishment of Internet-based commerce.

         (j) Nothing in this Section 3.1 shall prohibit the incidental or occasional use of any product or service offered or sold by FDC or any of its Affiliates for use in a Restricted Activity provided such product or service has not been designed or marketed for the purpose of engaging in a Restricted Activity.

3.2      Minimum Revenues.

         (a) If the fees (excluding installation fees) paid to Chopper and its Affiliates by FDC and its Affiliates (the "Fees") and Expense Savings during the first full twelve (12) calendar months after the Effective Date is less than $6,000,000 (the "First Year Minimum"), then within thirty (30) days after the end of such twelve (12) calendar month period, FDC shall pay to Chopper the difference between the First Year Minimum and the total of the Fees and Expense Savings during such twelve (12) calendar month period.

         (b) If the Fees and Expense Savings during any of the twelve (12) full calendar months after the first anniversary of the Effective Date is less than $750,000 (the "Second Year Monthly Minimum"), then within thirty (30) days after the end of any month in which there is a Revenue Shortage, FDC shall pay to Chopper the difference between the Second Year Monthly Minimum and the total of the Fees and Expense Savings during such month.

         (c) If the Fees and Expense Savings during any of the twelve (12) full calendar months after the second anniversary of the Effective Date is less than $1,000,000 (the "Third Year Monthly Minimum"), then within thirty (30) days after the end of any month in which there is a Revenue Shortage, FDC shall pay to Chopper the difference between the Third Year Monthly Minimum and the total of the Fees and Expense Savings during such month.

         (d) If the Fees and Expense Savings during any of the twelve (12) full calendar months after the third anniversary of the Effective Date is less than $1,250,000 (the "Fourth Year Monthly Minimum"), then within thirty (30) days after the end of any month in which there is a Revenue Shortage, FDC shall pay to Chopper the difference between the Fourth Year Monthly Minimum and the total of the Fees and Expense Savings during such month.

         (e) If the Fees and Expense Savings during any of the twelve (12) full calendar months after the fourth anniversary of the Effective Date is less than $1,500,000 (the "Fifth Year Monthly Minimum"), then within thirty (30) days after the end of any month in which there is a Revenue Shortage, FDC shall pay to Chopper the difference between the Fifth Year Monthly Minimum and the total of the Fees and Expense Savings during such month.

         (f) Any fees (excluding installation fees) paid to Chopper or any of its Affiliates received from billers (other than Top Billers) (i) that FDC or any of its Affiliates resells any services or products of Chopper or its Affiliates to, (ii) that FDC or any of its Affiliates has referred or introduced to Chopper or any of its Affiliates or (iii) that FDC or its Affiliates actively market Chopper's services or products to, shall be counted as "Fees" for purposes of this Section 3.2. In addition, any fees (excluding installation fees) received, directly or indirectly, by Chopper or its

               Affiliates from consumer transactions occurring on any Internet site owned, maintained or hosted by FDC or any of its Affiliates shall be counted as "Fees" for purposes of this Section 3.2. Chopper shall promptly (but in any event no longer than fifteen (15) days after each month end) provide FDC with any such information reasonably necessary for FDC to calculate the Fee's generated by Persons that are not Affiliates of FDC.

3.3 Notwithstanding Section 3.2, FDC shall be under no obligation to meet any monthly minimum identified in Section 3.2 to the extent and only to the extent that:

         (a) Chopper or any of its Affiliates fails to make available any Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing service;

         (b) the means by which Chopper or any of its Affiliates makes available any Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing service are unavailable due to technical failure or otherwise;

         (c) Chopper changes the nature of its business in a material way so as to have a material adverse effect on FDC's and its Affiliates' ability to meet the monthly payment minimums set forth in Section 3.2; or

         (d) Chopper or any of its Affiliates takes any action that materially interferes with FDC or its Affiliates ability to commercially exploit any Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing service of Chopper and its Affiliates.

3.4 Pay Anyone. When commercially reasonable, and if FDC or any of its Affiliates chooses to offer a Pay Anyone Service of such kind, FDC and its Affiliates shall use Chopper's Pay Anyone Service, subject to such terms and conditions as the parties may agree. For purposes of this
         Section 3.5, it shall be deemed commercially reasonable for FDC and its Affiliates to use Chopper's Pay Anyone Service when, in the reasonable business judgment of FDC, services of equal or superior quality as compared to a third Person may thereby be obtained at an equal or lesser overall economic cost from Chopper then from such third Person.

3.5 CSP. Nothing herein shall restrict FDC or its Affiliates from hosting a site providing or offering Pay Anyone and/or Bill Presentment and Payment Services of a third party via distribution or transmission of computer software and/or informational content of such third party, where such hosting activities are generally conducted for other parties and the fee or consideration arrangements therefore are arms' length transactions of the type generally made; provided, however, that if the site is hosted by and for FDC or any of its Affiliates, FDC and its Affiliates will be required to comply with the other provisions of this Agreement; provided, further, that FDC or its Affiliates will not host a site for a third Person offering an FDC branded Pay Anyone or Bill Presentment and Payment product or service which would otherwise violate the terms of this Agreement. As used herein, "hosting" means the transmission or publication of another's products or services, which may be accomplished through use of the hosting party's equipment and facilities, where the hosting party does not create or control the hosted products or services, but rather is acting as a transmitter or publisher of such products or services.

3.6 Bill Service Provider. If FDC or any of its Affiliates acts as a bill service provider for a specific Payee, FDC and its Affiliates will use its reasonable commercial efforts, determined in the sole judgment of FDC, to encourage such Payee to make available its Household Bills through the Bill Presentment and Payment System operated by Chopper and any of its Affiliates, provided that (1) such Payee has entered into a contract with Chopper or a reseller (including FDC) agreeing to make available Household Bills on the Bill Presentment and Payment System operated by Chopper and any of its Affiliates and (2) such Payee or Chopper agrees to pay all costs and expenses (including installation fees) associated with the presentment of any Household Bills on the Bill Presentment and Payment System operated by Chopper or its Affiliates.

4.       Chopper and FDC Joint Obligations.

4.1 Development. Whenever commercially reasonable, Chopper and FDC shall cooperate with each other in developing electronic invoicing and payment services and products for clients and prospective clients of FDC and its Affiliates. Any such joint development shall only be undertaken after execution of a written joint development agreement. The parties must agree in writing prior to commencing any joint development work. All such cooperation is on a non-exclusive basis for both parties, unless otherwise agreed upon in writing for a particular project.

4.2 Expense Savings. Within sixty (60) days after the Effective Date, Chopper and FDC shall determine an appropriate mechanism to calculate the Expense Savings. Notwithstanding the foregoing sentence, commencing on the first full calendar month after the Effective Date and ending sixty full calendar months later, Chopper shall deliver to FDC, not less than fifteen (15) days after the end of each calendar month, a detailed statement calculating the Fees and Expense Savings for the most recently completed calendar month.

4.3      Reseller Agreement.

         (a) Contemporaneously with the execution of this Agreement, the parties shall enter into a non-exclusive reseller agreement substantially in the form attached hereto as Schedule 4.3(a) relating to the resale by FDC and its Affiliates of the Bill Presentment and Payment Service, Pay Anyone Service and Payment Processing Service of Chopper and its Affiliates to Clients.

         (b) Pricing. The initial pricing structure for the Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing Service of Chopper and its Affiliates to be resold by FDC and its Affiliates are set forth in Schedule 4.3(b). At least sixty (60) days prior to the commencement of any renewal of this Agreement, the parties shall in good faith renegotiate the pricing structure, and such structure shall replace the structure then set forth on any
               Schedule 4.3(b). Chopper represents and warrants that the pricing for the Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing Service to be resold by FDC are at least as favorable as the terms granted by Chopper or any of its Affiliates to any other Person. If Chopper or any of its Affiliates enters into any subsequent or renewal agreement with any other Person during the Term that provides for pricing more favorable than the pricing provided to FDC, FDC shall be deemed to receive the more favorable terms. Chopper shall notify FDC promptly of the existence of such more favorable pricing or benefits and FDC shall have the right to receive the same immediately. [note: the pricing schedule may be folded into the reseller agreement to be executed by the parties.]

          (c) Consumer Pricing. If FDC or any of its Affiliates offers any of the Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing Service provided by Chopper or its Affiliates to consumers, Chopper shall offer to provide FDC and its Affiliates such Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing Service on at least as favorable terms as those provided by Chopper or any its Affiliates to any Person reselling or receiving a comparable service. In determining the price, level of service and other terms of the Bill Presentment and Payment Service, Pay Anyone Service or Payment Processing Service to be provided to FDC and its Affiliates, Chopper shall take into account (i) the anticipated volumes, (ii) the service support levels to be provided, (iii) the marketing commitments involved and (iv) any exclusivity arrangements and minimum revenue commitments either of the parties or their respective Affiliates are bound by.

5. Term. This Agreement shall be effective on the Effective Date and shall continue for a period of five (5) years (the "Term"), unless earlier terminated as set forth herein or otherwise extended by agreement of the parties.

6.       Termination.

6.1 Change of Control. FDC may immediately terminate this Agreement if Chopper or any of its Affiliates enters into a transaction with a Specified Processor or any of its Affiliates which results in the Specified Processor or any of its Affiliates acquiring Chopper in connection with a Change of Control (a "Chopper Acquisition"); provided, however, that in the event FDC elects to terminate this Agreement pursuant to this Section 6.1, then FDC shall be required to pay promptly 50% of the sum of all future Minimums payable pursuant to
         Section 3.2. Notwithstanding the foregoing, in the event of a Chopper Acquisition, Section 3.1 shall immediately terminate.

6.2 Acquisition. FDC may terminate this Agreement if Chopper or any of its Affiliates enters into a transaction with a Specified Processor or any of its Affiliates that results in Chopper or any of its Affiliates owning fifty percent (50%) or more of the Voting Stock of the Specified Processor or fifty percent (50%) or more of the consolidated assets of the Specified Processor (any such transactions being a "Specified Processor Acquisition");

         provided, however, that in the event FDC elects to terminate this Agreement pursuant to this Section 6.2, then FDC shall be required to pay promptly 50% of the sum of all future Minimums payable pursuant to
         Section 3.1. Notwithstanding the foregoing, in the event of a Specified Processor Acquisition, Section 3.1 shall immediately terminate.

6.3 Consequences. The following provisions shall survive the termination of this Agreement: Sections 7, 8, 9, 10, 11, and 13, and any payment obligations set forth in Section 3.2 arising prior to the effective date of any such termination.

7.       Confidentiality.

7.1 Definition of Confidential Information. "Confidential Information" shall mean any information or materials that could reasonably be considered confidential and disclosed by either party in any form or medium and whether or not designated either orally, visually or in writing as confidential (or like designation) at the time of disclosure, including any data or information that is competitively sensitive material, and not generally known to the public, including products, planning information, marketing strategies, plans, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a party, their respective Affiliates and the customers, clients and suppliers of any of the foregoing, and the nature and terms of this Agreement.

7.2      Non-Disclosure Obligation.  Each party to this Agreement shall:

         (a) safeguard the confidentiality of the disclosing party's Confidential Information, exercising at least the same degree of care as it would with its own Confidential Information of a similar nature, but never less than reasonable care;

         (b) hold in confidence, and not disclose or reveal to any Person, any Confidential Information disclosed under this Agreement without the clear and express prior written consent of a duly authorized representative of the disclosing party; and

         (c) not use or disclose any of the Confidential Information for any purpose at any time, other than for the limited purpose of performance under this Agreement; and

         (d) upon the expiration or termination of this Agreement for any reason, promptly return to the disclosing party all Confidential Information (and any copies thereof) in its possession.

7.3 Exclusions. Notwithstanding the foregoing Section 7.2, the parties' obligations respecting confidentiality shall not apply to any particular information of a party that the other party can demonstrate:

         (a)   was, at the time of disclosure to it, in the public domain;

         (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party and no known fault of the third party;

         (c) was in the possession of the receiving party at the time of disclosure to it without being subject to another confidentiality agreement;

         (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it;

         (e) was independently developed by the receiving party without reference to Confidential Information of the furnishing party;

         (f) was required to be disclosed to any regulatory body having jurisdiction over FDC or Chopper or any of their respective clients; or

         (g) that disclosure is necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party.

7.4 In the case of any disclosure pursuant to Section 7.3(f) or 7.3(g), to the extent practicable, the disclosing party shall give prior notice to the other party of the required disclosure and shall use commercially reasonable efforts to obtain a protective order or an appropriate confidentiality agreement covering such disclosure. If such a protective order is obtained, such information shall continue to be deemed to be Confidential Information.

7.5 Irreparable Harm. Each party acknowledges that if it breaches (or threatens to breach) its obligations under this Section 7, the other party will suffer immediate and irreparable harm, it being acknowledged that legal remedies are inadequate. Accordingly, if a court of competent jurisdiction should find that a party has breached (or threatened to breach) any such obligations, such party shall not oppose the entry of an appropriate order compelling performance by such party and restraining it from any further breaches (or threatened breaches).

8.       Representations, Warranties and Covenants.

8.1 By Chopper. Chopper represents, warrants and covenants to FDC as follows:

         (a) Chopper is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (b) Chopper has full power and authority to execute, deliver and perform this Agreement;

         (c) this Agreement has been duly authorized, executed and delivered by Chopper and is the legal, valid and binding obligation of Chopper in accordance with its terms; and

         (d) Chopper shall perform all of its obligations set forth herein in a professional and workmanlike manner in accordance with the highest applicable industry standards.

8.2      By FDC.  FDC represents, warrants and covenants to Chopper as follows:

         (a) FDC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (b) FDC has full power and authority to execute, deliver and perform this Agreement;

         (c) this Agreement has been duly authorized, executed and delivered by FDC and is the legal, valid and binding obligation of FDC in accordance with its terms; and

         (d) FDC shall perform all of its obligations set forth herein in a professional and workmanlike manner in accordance with the highest applicable industry standards.

9.       Indemnification.

9.1 By Chopper. Chopper shall indemnify, defend and hold FDC, its Affiliates and their respective directors, officers, employees and agents (collectively, the "FDC Indemnified Persons") harmless from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, court costs and attorneys' fees (collectively, "Losses"), that any FDC Indemnified Person shall incur or suffer, that arise, result from, or relate to:

         (a) any infringement, misappropriation or violation of any issued United States patent or any copyright, trade secret or other intellectual property rights (collectively, "Infringement Claims") asserted by any third Person against any FDC Indemnified Person relating to the services or products provided by Chopper or its Affiliates pursuant to this Agreement; and

         (b) any claim by any third Person relating to the services or products provided by Chopper or its Affiliates pursuant to this Agreement, unless, and to the extent that, such claim arises, or is attributable to, the negligence, breach of contract, or unlawful act of FDC or its Affiliates.

9.2 By FDC. FDC shall indemnify, defend and hold Chopper, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Chopper Indemnified Persons") harmless from and against and in respect of any and all Losses that any of Chopper Indemnified Persons shall incur or suffer, that arise, result from, or relate to:

         (a) any Infringement Claim asserted by any third Person against any Chopper Indemnified Person relating to the services or products provided by FDC to Chopper or its Affiliates pursuant to this Agreement; and

         (b) any claim by any third Person relating to the services or products provided by FDC and its Affiliates pursuant to this Agreement, unless, and to the extent that, such claim arises, or is attributable to, the negligence, breach of contract, or unlawful act of Chopper or its Affiliates.

9.3 Third Party. If any indemnifiable claim by a third Person is made against any indemnified Person, such indemnified Person shall promptly provide written notice, as applicable, to Chopper or FDC of such claim; provided that the failure to give such notice shall not affect any rights of such indemnified Person hereunder except to the extent Chopper or FDC, as applicable, is materially prejudiced by such failure to give notice. By delivering written notice to such indemnified Person within 15 days after receipt of such indemnified Person's notice, Chopper, or FDC may, as applicable, or upon written request of such indemnified Person shall, assume the defense and/or settlement of such claim at its sole expense through counsel reasonably satisfactory to such indemnified Person, provided that:

         (a) Chopper or FDC, as applicable, shall not permit any lien, encumbrance or other adverse charge upon any asset of such indemnified Person;

         (b) Chopper or FDC, as applicable, shall permit such indemnified Person to participate in such settlement or defense through counsel selected by such indemnified Person at such indemnified Person's expense; and

         (c) Chopper or FDC, as applicable, shall agree to promptly reimburse such indemnified Person for the full amount of its liability after final determination to the claimant provided such liability is indemnifiable under Section 9.

         (d) If Chopper or FDC, as applicable, shall not have employed counsel to defend such claim or if such indemnified Person shall have reasonably concluded (with the written advice of counsel) that the position of such indemnified Person and Chopper or FDC, as applicable, may be in conflict, Chopper or FDC, as applicable, shall not have the right to direct the defense of any such claim on behalf of such indemnified Person and the reasonable legal and other expenses incurred by such indemnified Person shall be borne by Chopper or FDC, as applicable. No settlement of a claim that involves a remedy other than the payment of money by Chopper or FDC, as applicable, shall be entered into by Chopper or FDC, as applicable, without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.      Limitation of Liability.

10.1 A party's liability to the other party or any other Person for damages, injuries, losses, costs or expenses of any kind, however caused, based on or arising from or in connection with this Agreement, any termination hereof, the subject matter hereof, the performance (or non-performance) of any service or obligation hereunder, whether arising in contract or tort (including as a result of negligence or strict liability), and whether or not such party shall have been informed, or might have anticipated the possibility of any such damage, loss, cost or expense (collectively, "Losses and Expenses"), shall be limited to the direct damages actually incurred by such party or Person and consequential damages and lost profits incurred by either party to the extent provided for pursuant to Section 11; provided that the aggregate amount required to be paid by a party hereto for all such Losses and Expenses shall not exceed $100,000,000. The foregoing limitations shall not apply to:

         (a)   payment obligations of the parties; or

         (b)   a breach of Section 7.

10.2 Mitigation. Each party shall use reasonable efforts to mitigate damages for which the other party is responsible.

10.3 Limitation of Actions . Neither party may assert any cause of action against the other party (other than third party claims) under this Agreement that accrued more than one (1) year prior to:

         (a) the filing of a suit (unless arbitration proceedings based on the same factual allegation of facts were commenced within one year of the accrual of such cause of action); or

         (b) the commencement of arbitration proceedings alleging such cause of action.

10.4 Express Allocation of Risks. The parties expressly acknowledge that the limitations contained in this Agreement represent the express agreement of the parties with respect to the allocation of risks between the parties. The parties acknowledge that but for the limitations contained in this Agreement, the parties would not have entered into this Agreement.

11. Exclusion of Damages. NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT EITHER PARTY OR ANY OTHER SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, RECOVERY MAY BE MADE OF: (I) LOST PROFIT AND CONSEQUENTIAL DAMAGES INCURRED BY EITHER PARTY AS A RESULT OF A BREACH OF SECTION 7; AND (II) LOST PROFITS ONLY FOR
         BREACHES OF SECTIONS 2.1 AND 3.1.

12. Compliance with Laws. Each party shall comply with all applicable laws and regulations in its performance under this Agreement and have obtained all permits or licenses or registrations required to perform hereunder.

13.      Miscellaneous Terms.

13.1 Further Assurances. Each party hereto agrees to cooperate with the other party, at such other party's request and at such other party's expense, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

13.2 Delays and Omissions. Except with respect to Section 10.2, no delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default of a party under this Agreement shall impair any such right, power or remedy of any such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, under this Agreement shall be cumulative and not alternative.

13.3 Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only by a writing signed by the parties hereto.

13.4 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

13.5 Final Agreement. This Agreement, together with those documents which are schedules and exhibits hereto, constitute the final agreement of the parties concerning the matters referred to herein and therein, and supersedes all prior and contemporaneous agreements and understandings concerning the matters referred to herein and therein.

13.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.7 Descriptive Heading. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

13.8 Notices. Any notices required, desired or permitted to be given hereunder, shall be delivered personally or sent by overnight courier to the following addresses (or to such other address as each party may specify in a notice given hereunder) or transmitted by facsimile transmission (with such transmission promptly confirmed by writing delivered personally or by overnight courier) and shall be deemed to have been received on the day of personal delivery, one business day after delivery to the overnight courier service or, in the case of facsimile transmission, when confirmation of such facsimile is received other than by automatic means:

               If to FDC:
                             First Data Corporation
                             5660 New Northside Drive
                             Suite 1400
                             Atlanta, GA  30328
                             Attention:  Chairman
                             Facsimile: (770) 857-0405

                    with a copy to:

                             First Data Corporation
                             5660 New Northside Drive
                             Suite 1400
                             Atlanta, GA  30328
                             Attention: General Counsel
                             Facsimile: (770) 857-0405

                    with an additional copy to:

                             Sidley & Austin
                             Bank One Plaza
                             Chicago, Illinois 60603
                             Attention:  Frederick C. Lowinger
                                         Michael A. Gordon
                             Facsimile: (312) 853-7036

               If to Chopper:

                             Chopper Corporation
                             4411 E. Jones Bridge Road
                             Norcross, GA  30092
                             Attention: Peter J. Kight
                             Phone:  (678) 375-1600
                             Facsimile:  (678) 375-3010
                             Email:  pkight@checkfree.com

                    with a copy to:

                             Chopper Corporation
                             4411 E. Jones Bridge Road
                             Norcross, GA  30092
                             Attention: Allen L. Shulman
                             Phone:  (678) 375-3632
                             Facsimile:  (678) 375-3633
                             Email:  ashulman@checkfree.com

                    with an additional copy to:

                             Simpson Thacher & Bartlett
                             3373 Hillview Ave.
                             Suite 250
                             Palo Alto, CA  94304
                             Attention: Daniel Clivner
                                        Richard Capelouto
                             Facsimile: (650) 251-5002

13.9     Dispute Resolution.

         (a) In the event of a Dispute, the parties shall resolve the same in accordance with the terms set forth in Exhibit 13.9(a).

         (b) Notwithstanding anything to the contrary set forth herein, neither party shall be required to submit any dispute or disagreement regarding the interpretation of any provision of this Agreement, the performance by either party of such party's obligations under this Agreement or a default hereunder to the mechanisms set forth in Section 13.9(a), if such submission would solely be seeking equitable relief. Any such judicial proceeding seeking equitable relief shall be brought only in a federal or state court located in Delaware.

         (c) Except as necessary in a court proceeding to enforce the arbitration provision in Section 13.9(a) or to confirm, vacate, modify or correct an award rendered thereunder, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration held pursuant to Section 13.9(a) without the prior written consent of all parties to this Agreement. In any judicial proceeding brought pursuant to Section 13.9(a) or 13.9(b), each party shall seek orders from the court that would seal or otherwise protect the confidentiality of the judicial and arbitration proceedings to the maximum extent possible.

13.10 Governing Law. THE VALIDITY, MEANING AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

13.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

13.12 Assignment and Change of Control. This Agreement may not be assigned or transferred by either party without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed, except that, subject to Sections 6.1 and 6.2, this Agreement may be assigned by operation of law pursuant to a merger or consolidation.

13.13 Independent Contractor. The relationship of the parties shall be solely that of independent contractor and not that of a joint venture, partnership, or any other joint relationship.

13.14 Press Release; Public Announcements. Neither party or their respective Affiliates shall make any reference to the other party or its Affiliates directly or indirectly in any press release or public announcement without such other party's prior written consent, which consent shall not be unreasonably withheld or delayed.

13.15 Audits. (a) Audits of FDC. Chopper may cause an audit to be made, at Chopper's expense, of FDC's applicable records in order to verify the performance of any provision contained herein. Any such audit shall be conducted only by a third party independent certified public accountant (other than on a contingency fee basis) after prior written notice to FDC, and shall be conducted during regular business hours at FDC's offices and in such a manner as not to interfere with FDC's normal business activities. In no event shall an audit be made hereunder more frequently than once annually. The results of any such audit shall be subject to the nondisclosure obligations set forth in this Agreement. In the event that Chopper makes any claim against FDC with respect to such audit, Chopper hereby agrees to make available to FDC, upon request, the detailed results of the audit as prepared for Chopper by its accountant.

         (b) Audits of Chopper. FDC may cause an audit to be made, at FDC's expense, of Chopper's applicable records in order to verify the performance of any provision contained herein. Any such audit shall be conducted only by a third party independent certified public accountant (other than on a contingency fee basis) after prior written notice to Chopper, and shall be conducted during regular business hours at Chopper's offices and in such a manner as not to interfere with Chopper's normal business activities. In no event shall the audits be made hereunder more frequently than once annually. The results of any such audit shall be subject to the nondisclosure obligations set forth in this Agreement. In the event that FDC makes any claim against Chopper with respect to such audit, FDC hereby agrees to make available to Chopper, upon request, the detailed results of the audit as prepared for FDC by its accountant.


                      [REMAINDER LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                             CHOPPER CORPORATION


                             By:
                                 ----------------------------------------------
                                     Name:
                                     Title:


                             FIRST DATA CORPORATION


                             By:
                                 ----------------------------------------------
                                     Name:
                                     Title:

                                 EXHIBIT 13.9(a)
                                 ---------------

                          DISPUTE RESOLUTION PROCEDURES


         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except claims for equitable relief, shall be settled by arbitration in the State of Delaware The arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules, and shall be heard by a panel of three (3) arbitrators selected in accordance with these Rules. After a demand for arbitration is made, each party may conduct two (2) party and two (2) non-party depositions and may further request discovery through up to thirty (30) document requests, twenty
(20) written interrogatories, and ten (10) requests for admission, and/or such other further discovery as permitted by the arbitration panel upon request and for good cause shown. The arbitrators may awarded damages, except the arbitrators will have no authority to award punitive or other damages not measured by the prevailing party's actual damages unless required by statute. Each party shall be responsible for its own costs and expenses, except that the arbitrators' compensation shall be taxed against the losing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any judicial proceeding to enforce these Dispute Resolution Procedures or to confirm, vacate, modify or correct an award rendered hereunder, shall be brought in a federal or state court located in the State of Delaware.